Exhibit 99.1

Athenex Announces Appointment to Board of Directors

BUFFALO, N.Y., June 15, 2018 (GLOBE NEWSWIRE) — Athenex, Inc. (Nasdaq:ATNX), a global biopharmaceutical company dedicated to the discovery, development and commercialization of novel therapies for the treatment of cancer and related conditions, today announced the appointment of Benson Tsang to the Board of Directors, effective July 1, 2018. Mr. Tsang will serve as the Chairman of the Audit and Risk Management Committee as well as a member of the Nominating and Corporate Governance Committee.

Mr. Tsang brings over 30 years of financial and general management experience to Athenex. He currently provides financial and operational advisory services through his consultancy firm to clients in the USA, Canada and China. Mr. Tsang previously held the role of Chief Financial Officer of WuXi Pharmatech Inc. where he played a crucial role in the company’s successful IPO in 2007, and served as an independent director of Shangpharma Corp. Mr. Tsang has also held senior positions at ATA Inc., PCCW Ltd., Imation Corp., Coopers & Lybrand and Deloitte. He is a member of the Chartered Professional Accountants of Canada and the Hong Kong Institute of Certified Public Accountants. Mr. Tsang holds a Bachelor of Commerce degree and an MBA from McMaster University in Ontario, Canada.

Johnson Lau, Athenex’s Chief Executive Officer and Chairman of the Board of Directors, commented “The Athenex team is pleased to welcome Benson Tsang as a member of our board effective July 1, 2018. Mr. Tsang brings a wealth of experience to our Company and we look forward to working with him during this exciting time for Athenex.”

Mr. Tsang added “I am delighted to have the opportunity to work with the Directors and the many employees of Athenex. The Company’s vision and team have deeply impressed me, and I look forward to working together to create long-term, sustainable value for all of our stakeholders.”

About Athenex, Inc.

Founded in 2003, Athenex, Inc. is a global clinical stage biopharmaceutical company dedicated to becoming a leader in the discovery and development of next generation drugs for the treatment of cancer. Athenex is organized around three platforms, including an Oncology Innovation Platform, a Commercial Platform and a Global Supply Chain Platform. Athenex’s Oncology Innovation Platform generates clinical candidates through an extensive understanding of kinases, including novel binding sites and human absorption biology, as well as through the application of Athenex’s proprietary research and selection processes in the lab. The Company’s current clinical pipeline is derived from two different platform technologies Athenex calls Orascovery and Src Kinase Inhibition. The Orascovery platform is based on the novel oral P-glycoprotein pump inhibitor molecule HM30181A, through which Athenex is able to facilitate oral absorption of traditional cytotoxics, which Athenex believes may offer improved patient tolerability and efficacy as compared to IV administration of the same cytotoxics. The Orascovery platform was developed by Hanmi Pharmaceuticals and licensed exclusively to Athenex for all major worldwide territories except Korea, which is retained by Hanmi. The Src Kinase Inhibition platform refers to novel small molecule compounds that have multiple mechanisms of action, including the inhibition of the activity of Src Kinase and the inhibition of tubulin polymerization during cell division. Athenex believes the combination of these mechanisms of action provides a broader range of anti-cancer activity as compared to either mechanism of action alone. Athenex’s employees worldwide are dedicated to improving the lives of cancer patients by creating more active and tolerable treatments. Athenex has offices in Buffalo and Clarence, New York; Cranford, New Jersey; Houston, Texas; Chicago, Illinois; Hong Kong; Taipei, Taiwan and multiple locations in Chongqing, China.

CONTACT:

Jim Polson

Tel: +1-716-427-2952

Athenex, Inc.